UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2006 (March 16, 2006)
                                                 -------------------------------

                            Anthracite Capital, Inc.
             (Exact name of registrant as specified in its charter)


            Maryland                     001-13937               13-397-8906
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(State or other jurisdiction of         (Commission             (IRS Employer
         incorporation)                 File Number)         Identification No.)


      40 East 52nd Street, New York, New York                        10022
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      (Address of principal executive offices)                     (Zip Code)


Registrant's telephone number, including area code   (212) 810-3333
                                                   -----------------------------

                                      N/A
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         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01.   Entry into a Material Definitive Agreement

         The information provided in Item 2.03 is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

         On March 16, 2006, Anthracite Capital, Inc. (the "Company") sold, through a newly formed subsidiary, Anthracite Capital Trust III, a Delaware statutory trust (the "Trust"), $50.0 million aggregate liquidation amount of preferred securities (the "Preferred Securities") to qualified financial institutions in a private placement. The proceeds will be used to continue to execute the Company's commercial real estate strategies. A copy of the press release announcing this transaction is attached hereto as Exhibit 99.1.

         The Preferred Securities were issued by the Trust pursuant to an Amended and Restated Trust Agreement (the "Trust Agreement"), dated as of March 16, 2006 among the Company, as depositor, Wilmington Trust Company, as property trustee, Wilmington Trust Company, as Delaware trustee and the three administrative trustees, each of whom is an officer of the Company. The Trust also issued $1,547,000 aggregate liquidation amount of common securities (the "Common Securities") pursuant to the Trust Agreement and sold the Common Securities to the Company. The Trust used the proceeds from the sale of the Preferred Securities and the Common Securities to purchase $51,547,000 aggregate principal amount of junior subordinated notes due 2036 of the Company (the "Junior Subordinated Notes") issued pursuant to a Junior Subordinated Indenture, dated as of March 16, 2006 (the "Indenture") between the Company and Wilmington Trust Company, as trustee (the "Trustee").

         The Preferred Securities require quarterly distributions at a fixed rate of 7.77% through the interest payment date in March 2016 and at a variable rate of LIBOR plus 2.7% thereafter. Distributions are cumulative and accrue from the date of original issuance. The Preferred Securities mature on March 30, 2036, but may be redeemed beginning on March 30, 2011 if the Company exercises its right to redeem the Junior Subordinated Notes as described below. Interest accrues from the date of original issuance.

         The Junior Subordinated Notes mature on March 30, 2036, but the Company may redeem the Junior Subordinated Notes, in whole or in part, at par beginning on March 30, 2011, and may redeem them earlier than such date following the occurrence of a Special Event, as defined in the Indenture. The Trust will be required to redeem a like amount of the Preferred Securities if the Partnership exercises its right to redeem all or a portion of the Junior Subordinated Notes.

         Either the Trustee or the holders of at least 25% of the aggregate principal amount of the outstanding Junior Subordinated Notes may declare the principal amount of, and all accrued interest on, all the Junior Subordinated Notes to be due and payable immediately, or if the holders of the Junior Subordinated Notes fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Preferred Securities outstanding shall have a right to make such declaration, if an Event of Default occurs. Any holder of the Preferred Securities has the right, upon the occurrence of an Event of Default, to institute suit directly against the Company for enforcement of payment to such holder of principal of and any premium and interest, including additional interest, on the Junior Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Preferred Securities held by such holder.

On March 17, 2006, AHR Capital BofA Limited, a subsidiary of Anthracite Capital, Inc., as a borrower, Anthracite Capital, Inc., as borrower agent, Bank of America, N.A., as lender and each borrower from time to time party thereto, entered into a Credit Agreement (the "Credit Agreement"), dated as of March 17, 2006.

The Credit Agreement provides for an extension of credit in an amount up to $100 million. Extensions of credit under the facility are secured by certain loans and securities held by the Company designated as collateral from time to time. Interest is payable monthly at varying rates of interest pegged to LIBOR, based on the value of the designated collateral. The Credit Agreement contains affirmative and negative covenants customary for a facility of this type which, among other things, require the Company to meet certain financial compliance tests, including a minimum net worth test and a minimum liquid assets test.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         ANTHRACITE CAPITAL, INC.


                                         By:: /s/ James J. Lillis
                                              ----------------------------
                                         Name:  James J. Lillis
                                         Title: Chief Financial Officer

                                         Dated: March 22, 2006

                            ANTHRACITE CAPITAL, INC.
                           CURRENT REPORT ON FORM 8-K
                  Report dated March 22, 2006 (March 16, 2006)


EXHIBIT INDEX

Exhibit No.     Description

99.1            Press Release of Anthracite Capital, Inc., dated March 16, 2006.